UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHART INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1712937
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Airport Industrial Drive, Suite 100

Ball Ground, Georgia 30107

(Address of Principal Executive Offices, Including Zip Code)

Chart Industries, Inc. 2024 Omnibus Equity Plan

(Full Title of the Plan)

Herbert G. Hotchkiss, Esq.	Copy to:
Vice President, General Counsel and Secretary	Arthur C. Hall III, Esq.
2200 Airport Industrial Drive	Calfee, Halter & Griswold LLP
Suite 100	1405 East Sixth Street
Ball Ground, Georgia 30107	Cleveland, Ohio 44114-2688
Tel.: (770) 721-8800	Tel: (216) 622-8200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Chart Industries, Inc. (the “Company”), and relates to 1,600,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2024 Omnibus Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants of the Company’s 2024 Omnibus Equity Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note under Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, previously filed with the Commission, are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(b)	The Company’s Current Report on Form 8-K, filed on January 7, 2025; and

(c)

The description of the Common Stock filed as  Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

A description of the Common Stock is incorporated herein by reference. See Item 3.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws for Chart Industries, Inc. provide for such limitations on liability.

The Company has entered into indemnification agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the indemnification agreements, the Company has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Amended and Restated Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Delaware law, as well as by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and applicable agreements between the Company and its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of the Company (1)

4.2	Amended and Restated By-Laws of the Company (2)

4.3	Specimen Certificate of common stock, par value $0.01 per share, of the Company (3)

4.4	Chart Industries, Inc. 2024 Omnibus Equity Plan (4)

5.1	Opinion of Calfee, Halter & Griswold LLP regarding the validity of the securities being registered (x)

23.1	Consent of Deloitte & Touche LLP (x)

23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement)

107	Filing Fee Table (x)

(1)	Incorporated herein by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-133254), as filed with the Commission on July 20, 2006.
(2)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 19, 2008.
(3)	Incorporated herein by reference to Exhibit 4.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1(Registration No. 333-133254), as filed with the Commission on July 11, 2006.
(4)	Incorporated herein by reference to Appendix B to the Company’s definitive proxy statement, as filed with the Commission on April 10, 2024.
(x)	Filed herewith.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ball Ground, State of Georgia, on this 28th day of February, 2025.

CHART INDUSTRIES, INC.

By:	/s/ Jillian C. Evanko
Jillian C. Evanko
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Jillian C. Evanko, Joseph R. Brinkman, and Herbert G. Hotchkiss, or any one of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of February, 2025.

Signature	Title

/s/ Jillian C. Evanko	Chief Executive Officer, President and a Director
Jillian C. Evanko	(Principal Executive Officer)

/s/ Joseph R. Brinkman	Vice President and Chief Financial Officer (Principal Financial Officer)
Joseph R. Brinkman

/s/ Stephanie W. Everett	Vice President, Chief Accounting Officer (Principal Accounting Officer)
Stephanie W. Everett

/s/ Andrew R. Cichocki	Chair of the Board and a Director
Andrew R. Cichocki

/s/ Paula M. Harris	Director
Paula M. Harris

/s/ Linda A. Harty	Director
Linda A. Harty

/s/ Paul E. Mahoney	Director
Paul E. Mahoney

/s/ Singleton B. McAllister	Director
Singleton B. McAllister

/s/ Michael L. Molinini	Director
Michael L. Molinini

/s/ David M. Sagehorn	Director
David M. Sagehorn

/s/ Spencer S. Stiles	Director
Spencer S. Stiles

/s/ Roger A. Strauch
Roger A. Strauch	Director